UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2022

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20475 State Highway 249
Suite 300
Houston, TX 77070
(Address of principal executive offices)

(281) 598-1230
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2022, the board of directors (the “Board”) of Independence Contract Drilling, Inc. (the “Company”) approved an increase in the size of its Board from six members to seven members, and  appointed Robert J. Barrett, IV as a member of the Board, effective July 1, 2022, to fill that vacancy. The Company issued a press release, which is attached hereto as Exhibit 99.1, announcing the appointment of Mr. Barrett to the Board,  to the Company's Audit Committee and as Chair of the Company’s Corporate Governance and Nominating Committee.

Mr. Barrett, age 45, has over 20 years of energy experience as an investor, operations executive, director, and advisor. Most recently, from 2017 to June 2022, Mr. Barrett was a Managing Director at Angelo Gordon in the Energy Credit strategy group. From 2008 until 2017, Mr. Barrett served as an Executive Vice President at Basin Holdings, a private holding company where he held several executive management positions, including Global Head of Corporate Development and Chief Financial Officer of the rental and manufacturing divisions. Prior to Basin, Mr. Barrett was a member of Credit Suisse’s Special Opportunities Group, a proprietary debt and equity investment team, and worked in investment banking at both UBS and Goldman Sachs. Mr. Barrett received a B.A. from Georgetown University and M.B.A. from the Darden School at the University of Virginia.

The Board has determined that Mr. Barrett qualifies as an independent director and meets the independence requirements under Section 303A.02 of the New York Stock Exchange Listed Company Manual. Additionally, the Board has determined that Mr. Barrett satisfies NYSE requirements for accounting or related financial management expertise.

Mr. Barrett was appointed to the Board of Directors pursuant to Investor’s Rights Agreements dated March 18, 2022, between the Company and each of MSD Partners, LP (“MSD Partners”) and Glendon Capital Management, L.P. (“Glendon Capital”).  Pursuant to the Investor’s Rights Agreements, the Company agreed to take any and all necessary action to cause the Board to be comprised of a total of seven directors. The Company also agreed to cause to be appointed to the Board one representative to be nominated by MSD Partners and one representative to be nominated by Glendon Capital as long as MSD Partners and its affiliates, and Glendon Capital and its affiliates, as applicable, continues to own at least $25 million principal amount of the Company’s Senior Secured PIK Toggle Convertible Notes due 2026. In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and Glendon Capital representatives is independent for NYSE purposes. Mr. Barrett was nominated and approved by the Company’s Board of Directors pursuant to the Investor’s Rights Agreements and this process.

There are no relationships between Mr. Barrett and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S K or Rule 10A 3 under the Securities Exchange Act of 1934, as amended.

Mr. Barrett will receive compensation for his services as director consistent with that provided to other non-management directors, as described in the Company’s Definitive Proxy Statement for the 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated July 1, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: July 1, 2022	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary